Exhibit 4.2

DESCRIPTION OF REGISTERED SECURITIES

General

Registered Securities

As of January 31, 2023, Planet Labs PBC (the “Company,” “we,” “our” or “us”) registered the following securities (“Registered Securities”) pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•Class A common stock, $0.0001 par value per share (“Class A common stock”); and
•Warrants to purchase Class A common stock, at an exercise price of $11.50 per share (“warrants”).

The following summary of the material terms of the Registered Securities does not purport to be a complete summary of the rights and preferences of such securities and is subject to and qualified by reference to the full text of our Certificate of Incorporation, our bylaws, and the warrant agreement, dated March 4, 2021, by and between dMY Technology Group, Inc. IV, and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), copies of which have been filed as exhibits to this Annual Report on Form 10-K filed with the Securities and Exchange Commission. We urge you to read the applicable provisions of Delaware law, our Certificate of Incorporation and our bylaws in their entirety for a complete description of the rights and preferences of our securities.

Authorized Capital Stock

Our Certificate of Incorporation authorizes the issuance of 631,500,000 shares, of which 570,000,000 shares are shares of Class A common stock, par value $0.0001 per share, 30,000,000 shares are shares of Class B common stock, par value $0.0001 per share, 30,000,000 shares are shares of Class C common stock, par value $0.0001 per share, and 1,500,000 shares are shares of preferred stock, par value $0.0001 per share.

Transfer Agent, Warrant Agent and Registrar

The transfer agent and registrar for our Class A common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company.

Listing of Registered Securities

Our Class A common stock and warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “PL” and “PL WS,” respectively.

Class A Common Stock

Voting Rights

Holders of Class A common stock are entitled to cast one vote per share of Class A common stock. Generally, holders of all classes of common stock vote together as a single class, and an action is approved by Planet stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of our common stock are not entitled to cumulate their votes in the election of directors.

Dividend Rights

Holders of Class A common stock will share ratably (based on the number of shares of common stock outstanding) if and when any dividend is declared by our board of directors out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the common stock with respect to the payment of dividends.

Liquidation, Dissolution and Winding Up

On the liquidation, dissolution, distribution of assets or winding up of our company, each holder of Class A common stock, together with the holders of Class B common stock and Class C common stock, will be entitled, pro rata on a per share basis, to all of our assets of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of Planet then outstanding.

Other Matters

Holders of shares of our Class A common stock do not have subscription, redemption or conversion rights.

Class B Common Stock

Voting Rights

The shares of Class B common stock have the same economic terms as the shares of Class A common stock including with respect to dividends and in the event of our liquidation, dissolution or winding up, but the shares of Class B common stock have 20 votes per share.

Conversion to Class A Common Stock

Each share of Class B common stock will convert to our Class A common stock on a one-for-one basis at the option of the holder thereof at any time upon written election of such holder. Shares of Class B common stock will also convert to our Class A common stock on a one-for-one basis on the earlier of (a) the occurrence of a transfer (subject to certain exceptions) of such shares other than a transfer to a Qualified Stockholder; (b) the Sunset Date; and (c) the date of the death or mental incapacity of the Planet Founder who initially held such shares of Class B common stock. A “Qualified Stockholder” refers to (a) William Marshall and Robert Schingler, Jr. (each, a “Planet Founder”); (b) any other registered holder of a share of Class B common stock immediately following the filing of the Certificate of Incorporation that would be a transferee of shares of Class B common stock received in certain transfers permitted by the terms of the Certificate of Incorporation; (c) certain trusts, individual retirement accounts, entities or foundations of a Planet Founder as long as the Planet Founder retains voting and dispositive power over the relevant shares of Class B common stock; or (d) a permitted transferee of Class B common stock (in accordance with the terms of the Certificate of Incorporation). The “Sunset Date” refers to the earlier of (a) the 10-year anniversary of the closing of the Business Combination or (b) solely with respect to a Planet Founder, the date that is six months after such Planet Founder is no longer providing services to us as a director, executive officer, member of the senior leadership team or other full-time employee with an on-going substantial role with us (or, immediately at such time as such Planet Founder is no longer providing any services to us as a director, executive officer, member of the senior leadership team or other full time employee with an on-going substantial role with us as a result of a termination for cause).

Class C Common Stock

The shares of Class C common stock have substantially the same rights as Class A common stock including with respect to dividends and in the event of our liquidation, dissolution or winding up, except they do not have any voting rights.

Preferred Stock

Our board of directors is authorized to issue shares of preferred stock from time to time in one or more series, each such series to have such terms as stated or expressed in the resolution or resolutions providing for the creation and issuance of such series.

Anti-Takeover Provisions

Certain provisions of our Certificate of Incorporation, bylaws, and laws of the State of Delaware, where we are incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for our Class A common stock. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure our company and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Authorized but Unissued Shares

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which apply so long as our Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.

Multiple Classes of Common Stock

Our Certificate of Incorporation provides for a multi-class common stock structure which provides the Planet Founders with the ability to control the outcome of matters requiring stockholder approval, even though they own significantly less than a majority of the shares of outstanding common stock, including in the election of directors and significant corporate transactions, such as a merger or other sale of our company or our assets.

Limitations on Stockholder Action by Written Consent

Until the last applicable Sunset Date, any actions required or permitted to be taken by our stockholders may be effected at a duly called annual or special meeting of stockholders or may, except as otherwise required by law or our Certificate of Incorporation, be effected by written consent in lieu of a meeting. Our Certificate of Incorporation provides that, following the last applicable Sunset Date, subject to the terms of any series of preferred stock, any actions required or permitted to be taken by our stockholders must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

Amendment of our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation provides that, in addition to any vote required by applicable law, the following provisions in our Certificate of Incorporation may not be amended, altered, repealed or rescinded, in whole or in part, and no provision inconsistent therewith may be adopted, without the affirmative vote of the holders of at least two-thirds (66 2/3%) of the total voting power of all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class: Article V (Stock), Article VI (Directors), Article VII (Stockholder Meetings), Article VIII (Director Liability), Article IX (Business Combinations), Article X (Indemnification), Article XI (Forum Selection), Article XII (Changes in Public Benefit), Article XIII (Corporate Opportunities), and Article XIV (Amendments).

If any shares of our Class B common stock are outstanding, we will not, without the prior affirmative vote of the holders of two-thirds of the outstanding shares of our Class B common stock, voting as a separate class, in addition to any other vote required by applicable law, our Certificate of Incorporation, or our bylaws, directly or indirectly, (1) amend, alter, repeal, or waive (or adopt any provision inconsistent with) Article V, Section A of our Certificate of Incorporation, (2) except as otherwise provided in our Certificate of Incorporation, authorize, or issue any shares of, any class or series of our capital stock entitling the holder thereof to more than one vote for each share thereof or entitling any class or series of securities to designate or elect directors as a class or series separate from the Class A common stock or Class B common stock, or (3) reclassify any outstanding shares of our Class A common stock or Class C common stock into shares having rights as to dividends or liquidation that are different from our Class B common stock, or, in the case of our Class A common stock, the right to have other than one vote for each share thereof and, in the case of our Class C common stock, the right to have any vote for any share thereof, except as required by law.

In addition to any other vote required by law or our Certificate of Incorporation, any amendment to our Certificate of Incorporation that (1) increases the voting power of our Class B common stock or gives our Class B common stock additional economic rights or benefits or (2) alters or changes Article V of our Certificate of Incorporation in a manner that favorably, in a disproportionate manner, affects the holders of Class B common stock or adversely affects the holders of Class A common stock will require, in each case, the affirmative vote of the holders of at least a majority of the total voting power of all then-outstanding shares of our Class A common stock entitled to vote thereon, voting as a separate class.

Our Certificate of Incorporation also provides that our board of directors shall have the power to adopt, amend, or repeal our bylaws. At any time after the last applicable Sunset Date, our stockholders are prohibited from adopting, amending, altering, or repealing our bylaws, or to adopt any provision inconsistent with our bylaws, unless such action is approved, in addition to any other vote required by our Certificate of Incorporation, by the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all the then-outstanding shares of our voting stock with the power to vote generally in an election of directors, voting together as a single class.

Business Combinations

We have elected in our Certificate of Incorporation not to be governed by Section 203 of the DGCL. Our Certificate of Incorporation provides that we will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

1.prior to such time our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
2.upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
3.at or subsequent to such time, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of our outstanding voting stock which is not owned by the interested stockholder.

Generally, our Certificate of Incorporation provides that a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, our Certificate of Incorporation provides that an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of Article IX of our Certificate of Incorporation, “voting stock” has the meaning given to it in such Article. Our Certificate of Incorporation provides that, for purposes of the restrictions on business combinations set forth in Article IX of our Certificate of Incorporation, any Qualified Stockholder (including each Planet Founder) and certain transferees and affiliates of any Qualified Stockholder will not be deemed to be interested stockholders.

These provisions of our Certificate of Incorporation will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. These provisions may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the heightened stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Since we have opted out of Section 203 of the DGCL, it will not apply to us.

Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the Certificate of Incorporation specifically authorizes cumulative voting. Our Certificate of Incorporation does not authorize cumulative voting.

Classified Board of Directors; Election and Removal of Directors

Our Certificate of Incorporation provides that our board of directors is to be divided into three classes, with each class serving three-year staggered terms, with one class being elected each year by our stockholders at our annual meeting. Until the last applicable Sunset Date, our board of directors or any of our directors may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock entitled to vote at an election of directors. Following the last applicable Sunset Date, our Certificate of Incorporation provides for the removal of any of our directors only for cause and requires the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock entitled to vote at an election of directors.

Exclusive Forum

Our Certificate of Incorporation provides that, to the fullest extent permitted by law, unless we otherwise consent in writing, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action, suit, or proceeding brought on behalf of Planet, (2) any action, suit, or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action, suit, or proceeding arising pursuant to any provision of the DGCL, our Certificate of Incorporation or our bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery, or (4) any action, suit, or proceeding asserting a claim against Planet or any current or former director, officer, or stockholder governed by the internal affairs doctrine. Notwithstanding the foregoing, our Certificate of Incorporation provides that the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction. [ Our Certificate of Incorporation further provides that, unless we consent in writing, to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. Although we believe these provisions would benefit us by providing increased consistency in the application of applicable law in the types of lawsuits to which they apply, these provisions may have the effect of discouraging lawsuits against our directors and officers.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Certificate of Incorporation includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director to the fullest extent permitted by law.

Our bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers, and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in our Certificate of Incorporation and our bylaws may discourage stockholders from bringing lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Corporate Opportunities

Our Certificate of Incorporation provide for the renouncement by us of any interest or expectancy of us in, or right to being offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for (i) any of our directors who is not our employee, or any affiliate of such directors, or (ii) dMY Sponsor IV, LLC and its affiliates. Notwithstanding the foregoing, we do not renounce our interest in any corporate opportunity offered to any of our directors who is not our employee if such opportunity is expressly offered to such director solely in that director’s capacity as our director or, if applicable, officer.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of our company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Public Benefit Corporation Status

We are incorporated as a public benefit corporation. Under Delaware law, public benefit corporations are required to identify in their certificate of incorporation the public benefit or benefits they will promote and their directors have a duty to manage the affairs of the corporation in a manner that balances the pecuniary interests of the stockholders, the best interests of those materially affected by the corporation’s conduct, and the specific public benefit or public benefits identified in the public benefit corporation’s certificate of incorporation. They are also required to disclose to stockholders at least biennially a report that assesses their public benefit performance, and may elect in their certificate of incorporation or bylaws to measure that performance against an objective third-party standard.

We do not believe that an investment in the stock of a public benefit corporation differs materially from an investment in a corporation that is not designated as a public benefit corporation. We believe that ongoing efforts to achieve our public benefit goals will not materially affect the financial interests of our stockholders. Holders of our common stock have voting, dividend, and other economic rights that are the same as the rights of stockholders of a corporation that is not designated as a public benefit corporation.

Our public benefit, as provided in our Certificate of Incorporation, is to accelerate humanity toward a more sustainable, secure and prosperous world by illuminating environmental and social change.

We must have approval of two-thirds of the voting power of all then-outstanding shares of our capital stock entitled to vote generally in the election of directors in order to merge or consolidate with an entity if, as a result of such merger or consolidation, our capital stock would become, or be converted into or exchanged for the right to receive, shares or other equity interests in a corporation that is not a public benefit corporation or similar entity and the certificate of incorporation (or similar governing document) of which does not contain identical provisions to our Certificate of Incorporation in identifying the public benefit or public benefits.

Warrants

The warrants registered pursuant to Section 12 of the Exchange Act entitle the holder to acquire Class A common stock. Each whole warrant entitles the registered holder to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment as discussed below, provided that we have an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire on December 7, 2026, the fifth anniversary of the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any Class A common stock pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We are required to use our best efforts to maintain the effectiveness of a registration statement relating to the registration of the Class A common stock issuable upon exercise of the warrants, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. During any period when we will have failed to maintain such an effective registration statement, warrant holders may exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00

We may call the warrants for redemption for cash:
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and
•if, and only if, the closing price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-dilution Adjustments”) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00

We may redeem the outstanding warrants:
•in whole and not in part;
•at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, subject to certain exceptions described above, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table set forth below based on the redemption date and the “fair market value” (as defined below) of our Class A common stock; and
•if, and only if, the closing price of our Class A common stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before we send notice of redemption to the warrant holders.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

	Fair Market Value of Class A Common Stock
Redemption Date (period to expiration of warrants)	≤ 10.00	11	12	13	14	15	16	17	≥ 18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.31	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.32	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.33	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.29	0.309	0.325	0.34	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.28	0.301	0.32	0.337	0.352	0.361
30 months	0.196	0.224	0.25	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.35	0.361
24 months	0.173	0.204	0.233	0.26	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.13	0.164	0.197	0.23	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.25	0.282	0.312	0.339	0.361
9 months	0.09	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.15	0.197	0.243	0.286	0.326	0.361
0 months	0	0	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Class A common stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of our Class A common stock.

This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for our Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Class A common stock are trading at or above $10.00 per share, which may be at a time when the trading price of Class A common stock is below the exercise price of the warrants. This redemption feature provides us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and we will be required to pay the redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. If we choose to redeem the warrants when the Class A common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A common stock than they would have received if they had chosen to wait to exercise their warrants for Class A common stock if and when our Class A common stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A common stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder.

Redemption Procedures

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of our Class A common stock outstanding immediately after giving effect to such exercise. In the event we determine to redeem the warrants, holders of our redeemable warrants would be notified of such redemption as described in the Warrant Agreement. Specifically, in the event that we elect to redeem all of the redeemable warrants as described on the Redemption Date, notice of redemption shall be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the Warrant Agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via the Company’s posting of the redemption notice to DTC.

Anti-Dilution Adjustments

If the number of outstanding shares of Class A common stock is increased by a capitalization or share dividend payable in Class A common stock, or by a split-up of common stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary common stock. A rights offering made to all or substantially all holders of common stock entitling holders to purchase Class A common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Class A common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Class A common stock on account of such Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A common stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

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